SCHEDULE A

1.
BridgeBio Pharma, Inc.

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of BridgeBio Pharma, Inc., a Delaware corporation (“BBIO”), are set forth below. If no business address is given, the director’s or executive officer’s business address is 3160 Porter Dr, Suite 250, Palo Alto, CA 94304. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to BBIO. Unless otherwise indicated below, all of the persons listed below are citizens of the United States of America.

Name	Present Principal Occupation Including Name and Address of Employer
Neil Kumar, Ph.D.	Director, Chief Executive Officer
Eric Aguiar, M.D.	Director; Partner at Aisling Capital - 489 5th Ave 10th Floor, New York, NY 10017
Jennifer E. Cook	Director; Jennifer Cook Consulting
Douglas A. Dachille	Director
Ronald J. Daniels	Director; President, Johns Hopkins University - 242 Garland Hall, 3400 N. Charles St., Baltimore, MD 21218
Andrea J. Ellis	Director; Chief Financial Officer of Fanatics Betting & Gaming – 95 Morton Street, New Yor, NY 10014
Fred Hassan	Director
Charles Homcy, M.D.	Director
Andrew W. Lo, Ph.D.

Director; Charles E. and Susan T. Harris Professor at the MIT Sloan School of Management, director of the MIT Laboratory for Financial Engineering, a principal investigator at the MIT Computer Science and Artificial Intelligence Laboratory - 100 Main St, Cambridge, MA 02142

Frank P. McCormick, Ph.D., F.R.S., D.Sc.	Director, Chairman of Oncology
James C. Momtazee	Director; Managing Partner of Patient Square Capital, LP - 2884 Sand Hill Rd #100, Menlo Park, CA 94025
Ali J. Satvat	Director; Partner, Head of Health Care Strategic Growth - 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025
Randal W. Scott, Ph.D.	Director; Chairman and CEO of Genomic Life - 3344 N Torrey Pines Ct, La Jolla, CA 92037
Hannah A. Valantine, M.D.	Director; Professor of Medicine at Stanford University School of Medicine - 291 Campus Drive, Stanford, CA 94305
Name	Present Principal Occupation Including Name and Address of Employer
Executive Officers (Who Are Not Directors)
Thomas Trimarchi, Ph.D.	President and Chief Financial Officer

ACTIVE/201359553.3